EXHIBIT 99.1

Gryphon Feasibility Study to be Revised

November 27, 2006: Gryphon Gold (TSX:”GGN”) today announced that the Company will be revising the previously reported Borealis Feasibility Study and the related 43-101 Technical Report (August 17, 2006).

Following reviews of the resource model and mine planning the Company has determined that revisions are required due to miscalculations made in the reserve and resource calculations contained in the Feasibility Study for the Borealis heap leach mine.

Although the total gold resources estimates for the Borealis property are expected to be down nominally (as illustrated below), the impact of the anticipated reduction in recoverable gold and silver estimates on the Borealis heap leach mine will necessitate postponing the Company’s plan to raise production financing. The Company will delay its decision to place the heap leach mine into production until a reassessment of the viability of the heap leach mine is completed.

The total preliminary gold and silver resource estimates for the Borealis property are anticipated to be revised as follows:

	Measured + Indicated			Inferred
	Tonnes ,000	Contained Ounces of Gold	Contained Ounces of Silver	Tonnes ,000	Contained Ounces of Gold	Contained Ounces of Silver
Reported Aug. 17, 2006	44,445	1,329,600	19,037,300	31,310	716,200	10,142,300
Revision Nov 27, 2006	37,110	1,198,700	8,450,600	30,589	744,600	8,395,700
Estimated change	-7,335	-130,900	-10,586,700	-721	28,400	-1,746,600
	-17%	-10%	-56%	-2%	4%	-17%

* The revised resource information as at November 27, 2006 is preliminary and is subject to confirmation in the revised Technical Report the Company will be filing with Canadian securities regulatory authorities.

It is estimated that the recoverable gold included in the feasibility study’s reserves (for the Borealis heap leach mine’s portion of the company’s gold and silver resources) may be reduced by as much as 85,000 ounces (to 212,000 from 297,000 ounces) and recoverable silver may be reduced by as much as 1.4 million ounces (to 1.5 million from 2.9 million ounces).

“We are initiating an independent review to determine the exact net effect of these changes. The necessary steps will be taken to ensure precision in the revised report”, said Albert Matter, Chairman of Gryphon Gold.

While the Company is postponing the production financing of the heap leach mine pending the reassessment, the Company will focus on the continuing exploration of the highly prospective Graben sulphide deposit and its district targets. The Company will be reporting on its exploration programs once all the assays have been completed and analyzed which is expected by mid-December.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Albert J. Matter

Chairman

Gryphon Gold is a Nevada corporation in the business of acquiring and developing gold properties in North America. Gryphon Gold’s principal asset is the 27.5 square mile Borealis property located in the Walker Lane gold belt of western Nevada. At present the Company has 41 million shares outstanding with a net cash balance of US$6.2 million at Sept 30, 2006.

Full financial statements and securities filings are available on our website: www.gryphongold.com  and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

This press release was reviewed by Alan C. Noble P.E. of Ore Reserves Engineering a qualified person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to reserve and resource estimates, projections, our planned exploration programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titled “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. All mineral reserves and mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum governed by National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms “measured,” “indicated” and “inferred” resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.